EXHIBIT 5.1

July 16, 2026

The Board of Directors

ASP Isotopes Inc.

200 Ross Avenue, Suite 4575E

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to ASP Isotopes Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 23,160,682 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued to the Selling Stockholders in exchange for certain convertible promissory notes (the “Notes”) previously issued by Quantum Leap Energy LLC, a subsidiary of the Company (“QLE”), to such Selling Stockholders, pursuant to certain securities exchange agreements, dated as of July 15, 2026, by and between the Company, QLE and the Selling Stockholders (the “Exchange Agreements”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, (v) the Exchange Agreements, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures.

This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered in exchange for the surrender and cancellation of the Notes, in the manner contemplated in the Exchange Agreements and the Registration Statement, will be validly issued, fully paid and non-assessable.

Blank Rome LLP | blankrome.com

July 16, 2026

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Legal Matters” in the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP